FORM 3
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940

1. Name and Address of Reporting Person

     McNally, David J.
     3671 East Willow Canyon Road
     Sandy, UT 84093

2. Date of Event Requiring Statement
    (Month/Day/Year)

     May/19/1997

3. IRS or Social Security Number of Reporting Person
(Voluntary)


4. Issuer Name and Ticker or Trading Symbol

     ZEVEX, International, Inc. (ZVX)

5. Relationship of Reporting Person to Issuer (Check all applicable)

     Director          x
     10% Owner    x
     Officer           x
     (Title): Vice President
     Other

6. If Amendment, Date of Original (Month/Day/Year)





Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security (Instr. 4)
     COMMON

2. Amount of Securities Beneficially Owned (Instr. 4)

240,198

 3. Ownership Form: Direct (D) or Indirect (I) (Instr.5)

D

4. Nature of Indirect Beneficial Ownership (Instr. 5)





     Table II -- Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security (Instr. 4)


COMMON

2. Date Exercisable and Expiration Date
    (Month/Day/Year)

Exersisable: DECEMBER/17/1992

Expiration: DECEMBER/16/1999


3. Title and Amount of Securities Underlying Derivative
Security (Instr. 4)

Title: ISO-OPTION

Amount or Number of Shares:


     5400


4. Conversion or Exercise Price of Derivative Security:

     $5.00

5. Ownership Form of Derivative Security: Direct (D), or

Indirect (I) (Instr. 5)

     D

6. Nature of Indirect Beneficial Ownership (Instr. 5)





1. Title of Derivative Security (Instr. 4)

COMMON

2. Date Exercisable and Expiration Date
    (Month/Day/Year)

Exersisable: FEBRUARY/13/1997

Expiration: FEBRUARY/12/2002


3. Title and Amount of Securities Underlying Derivative

Security (Instr. 4)

Title: ISO-OPTION

Amount or Number of Shares:

     7000

4. Conversion or Exercise Price of Derivative Security:

     $3.85

5. Ownership Form of Derivative Security: Direct (D), or

Indirect (I) (Instr. 5)

     D

6. Nature of Indirect Beneficial Ownership (Instr.

5)





Explanation of Responses:


Signature of Reporting Person**

/s/ David J. McNally                              Date:
May/28/1997

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)